                                                                  EXHIBIT (a)(4)

                  AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.
                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the
"Corporation"), hereby certifies to the State Department of Assessments and
Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end company under the
Investment Company Act of 1940.

         SECOND: Pursuant to authority expressly vested in the Board of
Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation
of the Corporation, the Board of Directors of the Corporation has increased the number of shares of capital stock of certain series that the Corporation has authority to issue in accordance with Section 2-105(c) of the Maryland General
Corporation Law (the "Reallocation").

         THIRD: Immediately prior to the Reallocation the Corporation had the authority to issue One Hundred Million (100,000,000) shares of capital stock.
Following the Reallocation, the Corporation has the authority to issue One
Hundred Million (100,000,000) shares of capital stock.

         FOURTH: The par value of shares of the Corporation's capital stock before the Reallocation was, and after the Reallocation is, One Cent ($0.01) per share.

         FIFTH: Immediately prior to the Reallocation, the aggregate par value of all shares of stock that the Corporation was authorized to issue was One
Million Dollars ($1,000,000). After giving effect to the Reallocation, the aggregate par value of all shares of stock that the Corporation is authorized to issue is One Million Dollars ($1,000,000).

         SIXTH: Immediately prior to the Reallocation, the one Series of stock of the Corporation and the number of shares and aggregate par value was as follows:

         Series                     Number of Shares         Aggregate Par Value
         ------                     ----------------         -------------------
VP Inflation Protection Fund          50,000,000                  $500,000

         SEVENTH: Immediately prior to the Reallocation, the number of shares and aggregate par value of each allocated among the Classes of shares is as follows:

                                                  Number of
                                                   Shares             Aggregate
      Series Name                Class Name       Allocated           Par Value
      -----------                ----------       ---------           ---------

VP Inflation Protection Fund         I           25,000,000           $250,000
                                     II          25,000,000            250,000

         EIGHTH: Pursuant to authority expressly vested in the Board of
Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation
of the Corporation, the Board of Directors of the Corporation has allocated One
Hundred Million (100,000,000) shares of the One Hundred Million (100,000,000)
shares of authorized capital stock of the Corporation. As a result of the action taken by the Board of Directors referenced in Article SECOND of these Articles
Supplementary, one Series of stock of the Corporation and the number of shares and aggregate par value is as follows:

       Series                    Number of Shares            Aggregate Par Value
       ------                    ----------------            -------------------

VP Inflation Protection Fund      100,000,000                      $1,000,000

         NINTH: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board
of Directors of the Corporation (a) has duly established classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the
Corporation and (b) has allocated the shares designated to the Series in Article
EIGHTH above among the Classes of shares. As a result of the action taken by the
Board of Directors, the Classes of shares of one Series of stock of the
Corporation and the number of shares and aggregate par value of each is as follows:

                                                  Number of
                                                   Shares            Aggregate
      Series Name                Class Name       Allocated          Par Value
      -----------                ----------       ---------          ---------

VP Inflation Protection Fund        I            50,000,000          $500,000
                                    II           50,000,000           500,000

         TENTH: Except as otherwise provided by the express provisions of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         ELEVENTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and
is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         TWELFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series and Classes the authorized capital stock of the
Corporation and allocating shares to each as set forth in these Articles
Supplementary.

         IN WITNESS WHEREOF, AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC. has
caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant
Secretary on this 17th day of November, 2004.

                                            AMERICAN CENTURY
ATTEST:                                     VARIABLE PORTFOLIOS II, INC.

/s/ Otis H. Cowan                           /s/ Charles A. Etherington
----------------------------------          ------------------------------------
Name:  Otis H. Cowan                        Name:   Charles A. Etherington
Title: Assistant Secretary                  Title:  Vice President

         THE UNDERSIGNED Vice President of AMERICAN CENTURY VARIABLE PORTFOLIOS
II, INC., who executed on behalf of said Corporation the foregoing Articles
Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing
Articles Supplementary to the Charter to be the corporate act of said
Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

Dated:  November 17, 2004           /s/ Charles A. Etherington
                                    --------------------------------------------
                                    Charles A. Etherington, Vice President